Invesco Van Kampen Limited Duration Fund                          SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 6/30/2010
File number:       811-05686
Series No.:        14

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                          $ 627
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                          $ 113
        Class C                          $ 135
        Class Y                          $ 456
        Institutional Class              $   -


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                         0.1086
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                         0.0864
        Class C                         0.0864
        Class Y                         0.1152
        Institutional Class             0.0198


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          5,886
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                          1,214
        Class C                          1,519
        Class Y                            628
        Institutional Class              3,097


74V.  1 Net asset value per share (to nearest cent)
        Class A                         $ 8.97
      2 Net asset value per share of a second class of open-end company shares (to nearest cent)
        Class B                         $ 9.08
        Class C                         $ 9.02
        Class Y                         $ 9.04
        Institutional Class             $ 9.04
I